Exhibit 4.15

Contract number: 3226027500

LOAN AGREEMENT OF 4 MAY 2015 OVER EUR
21,000,000.00 – FIRST AMENDMENT

between
Optibase Bavaria GmbH & Co KG
c/o McCafferty, Maximilianstraße 47, 80538 Munich, Germany
(hereinafter referred to as the "Borrower")

and

Deutsche Genossenschafts-Hypothekenbank Aktiengesellschaft
Sales tax ID no.: DE811141281

Postal address: Rosenstraße 2, 20095 Hamburg
       (hereinafter referred to as the "Bank")

Preamble

The bank, in a loan agreement of 4 May 2015, has granted the Borrower a credit in the amount of EUR 21,000,000.00 in order to obtain a portfolio of 27 retail properties, of which EUR 20,000,000.00 have been disbursed. Point 3 Purpose designates a total expenditure of EUR 32,555,000.00. This amount has been reduced by EUR 1,000,000.00 due to a lower purchase price.

1.	Disbursement of remaining credit of EUR 1,000,000.00
1.1.
It was agreed in 8.4 Expansion at Mortgage Property Lenggries that a partial credit in the amount of EUR 600,000.00 must be repaid prematurely by 30 December 2016, if the stipulations regarding the extension are not fulfilled by 30 September 2016.

It is agreed instead that EUR 525,884.00 will be disbursed as part of the loan amount not yet valued if the stipulations are fulfilled by 31 December 2017. If the stipulations are not fulfilled by 31 December 2017, the loan is reduced by EUR 525,884.00, this partial amount will not be disbursed and a further partial amount of EUR 74,116.00 must be repaid prematurely by 31 December 2017.

1.2.
It was agreed under 8.5 Leasehold estate for Mortgage Property Chamerau that a partial credit in the amount of EUR 474,116.00 must be repaid prematurely, if an extension of the leasehold and a declaration of the leasehold owner has not occurred or been proved by 30 June 2016.

It is agreed instead that a partial amount of EUR 474,116.00 of the loan not yet valued will be disbursed if the stipulations according to 8.5 are fulfilled by 30 June 2016. If the stipulations are not fulfilled by 30 June 2016, this partial amount is cancelled and will no longer be disbursed.

All other terms of the loan agreement of 04 May 2015 remain unchanged. This amendment is subject to German law. All disputes from this amendment are subject to the jurisdiction of the courts of Hamburg. The Bank reserves the right to sue the Borrower at his registered office. This amendment becomes effective if a copy signed by all Borrowers is presented to the Bank by 1 December 2015.

/s/ Amir Philips /s/ Alex Hilman Optibase Bavaria GmbH & Co KG	/s/ Joachim Gielens /s/ Petra Brumshagen Deutsche Genossenschafts- Hypothekenbank Aktiengesellschaft